Schedule 99.1
                                                                   -------------

Explanation of Responses
------------------------

(1) This Form 3 pertains to the simultaneous execution and effectiveness of NeuStar, Inc.'s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on March 29, 2005, as amended.

(2) The stockholders are Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership, including two affiliated partnerships ("WPEP"). Warburg Pincus Partners LLC, a New York limited liability company ("WP Partners"), which is a subsidiary of Warburg Pincus & Co., a New York general partnership ("WP") is the sole general partner of WPEP. Warburg Pincus LLC, a New York limited liability company, ("WP LLC," and together with WPEP, WP Partners and WP, the "Warburg Entities") manages WPEP. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, the Warburg Entities may be deemed to be the beneficial owners of the shares of Class A Common Stock. Each of WP Partners, WP LLC and WP disclaims beneficial ownership of all shares of Class A Common Stock owned by WPEP, except to the extent of any indirect pecuniary interest therein. The address of each Warburg Entity is 466 Lexington Avenue, New York, NY 10017.